BIZZINGO, INC.

2011 STOCK OPTION PLAN

This 2011 Stock Option Plan (the “Plan”) provides for the grant of options to acquire common shares (the “Common Shares”) or grant of restricted Common Shares in the capital of Bizzingo, Inc., a corporation formed under the laws of the State of Nevada (the “Corporation”). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), are referred to in this Plan as “Incentive Stock Options”. Incentive Stock Options and stock options that do not qualify under Section 422 of the Code (“Non-Qualified Stock Options”) granted under this Plan are referred to collectively as “Options”. Grants of restricted common shares are referred to herein as “Stock Grants.”

1.                                          PURPOSE

1.1                                      The purpose of this Plan is to retain the services of valued key employees, officers, directors and consultants of the Corporation and such other persons as the Plan Administrator shall select in accordance with Section 3 below, and to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees officers and directors and to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

1.2                                      This Plan shall at all times be subject to all legal requirements relating to the administration of stock option plans, if any, under applicable corporate laws, applicable United States federal and state securities laws, the Code, the rules of any applicable stock exchange or stock quotation system, and the rules of any foreign jurisdiction applicable to Options and Stock Grants granted to residents therein (collectively, the “Applicable Laws”).

2.                                          ADMINISTRATION

2.1                                      This Plan shall be administered initially by the Board of Directors of the Corporation (the “Board”), except that the Board may, in its discretion, establish a committee composed of two (2) or more members of the Board or two (2) or more other persons to administer the Plan, which committee (the “Committee”) may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Board or, if applicable, the Committee is referred to herein as the “Plan Administrator”.

2.2                                      If and so long as the Common Shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board shall consider in selecting the Plan Administrator and the membership of any Committee, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code, and (b) “Non-Employee Directors” as contemplated by Rule 16b-3 under the Exchange Act.

2.3                                      The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting.

2.4                                      Subject to the provisions of this Plan and any Applicable Laws, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to:

(a)                construe and interpret this Plan;

(b)               define the terms used in the Plan;

(c)                prescribe, amend and rescind the rules and regulations relating to this Plan;

(d)               correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e)                grant Options and Stock Grants under this Plan;

(f)                determine the individuals to whom Options and/or Stock Grants shall be granted under this Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option;

(g)               determine the time or times at which Options and/or Stock Grants shall be granted under this Plan;

(h)               determine the number of Common Shares subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable, as well as the number of Stock Grants and the terms and conditions of such grant;

(i)                 determine all other terms and conditions of the Options and/or Stock Grants; and

(j)                 make all other determinations and interpretations necessary and advisable for the administration of the Plan.

2.5                                      All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3.                                          ELIGIBILITY

3.1                                      Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Corporation or any Related Corporation (as defined below) (“Employees”).

3.2                                      Non-Qualified Stock Options and Stock Grants may be granted to Employees and to such other persons, including directors, officers and consultants of the Corporation or any Related Corporation, who are not Employees as the Plan Administrator shall select, subject to any Applicable Laws.

3.3                                      Options and unvested Stock Grants may be granted in substitution for outstanding Options or unvested Stock Grants of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Corporation or any subsidiary of the Corporation. Options also may be granted in exchange for outstanding Options.

3.4                                      Any person to whom an Option is granted under this Plan is referred to as an “Optionee”. Any person who is the owner of an Option and/or Stock Grant is referred to as a “Holder”.

3.5                                      As used in this Plan, the term “Related Corporation” shall mean any corporation (other than the Corporation) that is a “Parent Corporation” of the Corporation or “Subsidiary Corporation” of the Corporation, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code (or any successor provisions) and the regulations thereunder (as amended from time to time).

4.                                          STOCK

4.1                                      The Plan Administrator is authorized to grant Options and Stock Grants to acquire up to a total of thirteen million (13,000,000) Common Shares. The number of Common Shares with respect to which Options and Stock Grants may be granted hereunder is subject to adjustment as set forth in Section 5.1(m)

hereof. In the event that any outstanding Option and/or unvested Stock Grant expires or is terminated for any reason, the Common Shares allocable to the unexercised portion of such Option or Stock Grant may again be subject to an Option granted to the same Optionee or to a different person eligible under Section 3 of this Plan; provided however, that any cancelled Options and/or Stock Grants will be counted against the maximum number of Common Shares with respect to which Options and/or Stock Grants may be granted to any particular person as set forth in Section 3 hereof.

5.                                          TERMS AND CONDITIONS OF OPTIONS

5.1                                      Each Option and/or Stock Grant granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (each an “Agreement”). Agreements may contain such provisions, not inconsistent with this Plan or any Applicable Laws, as the Plan Administrator in its discretion may deem advisable. All Options and/or Stock Grants also shall comply with the following requirements:

(a)                Number of Common Shares and Type of Option

Each Agreement shall state the number of Common Shares to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option or Stock Grant; provided that:

(i)                 the number of Common Shares that may be reserved pursuant to the exercise of Options or Stock Grant granted to any person shall not exceed 5% of the issued and outstanding Common Shares of the Corporation;

(ii)               in the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options;

(iii)             the aggregate Fair Market Value (determined at the Date of Grant, both as defined below) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Corporation, a Related Corporation or a predecessor corporation) shall not exceed U.S.$100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time (the “Annual Limit”); and

(iv)             any portion of an Option which exceeds the Annual Limit shall not be void but rather shall be a Non-Qualified Stock Option.

(b)               Date of Grant

Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the Option or Stock Grant for purposes of this Plan (the “Date of Grant”).

(c)                Option Price

Each Agreement shall state the price per Common Share at which it is exercisable. The Plan Administrator shall act in good faith to establish the exercise price in accordance with Applicable Laws. In addition:

(i)                 where there exists a public market for the Common Shares, the Fair Market Value shall be (A) the closing price for a Common Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported ) on any stock exchange determined by the Plan Administrator to be the primary market for the Common Shares or (B) if the Common Shares are not traded on any such exchange or national market system, the average of the closing bid and asked prices of the Common Shares on any over-the-counter bulletin board, other electronic quotation system or the National Quotation Bureau’s Pink Sheets for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable;

(ii)               the per Common Share exercise price for an Incentive Stock Option or any Option granted to a “covered employee” as such term is defined for purposes of Section 162(m) of the Code shall not be less than the Fair Market Value per Common Share at the Date of Grant as determined by the Plan Administrator in good faith;

(iii)             with respect to Incentive Stock Options granted to greater-than-ten percent (>10%) shareholders of the Corporation (as determined with reference to Section 424(d) of the Code), the exercise price per Common Share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Common Share at the Date of Grant as determined by the Plan Administrator in good faith; and

(iv)             Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Corporation or any subsidiary of the Corporation may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

(d)               Duration of Options and Stock Grants.

At the time of the grant of the Option, the Plan Administrator shall designate, subject to Section 5.1(g)

below, the expiration date of the Option, which date shall not be later than ten (10) years from the Date of Grant; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-ten percent (>10%) shareholder of the Corporation (as determined with reference to Section 424(d) of the Code) and consultants of the Corporation shall not be later than five (5) years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Section 5 shall expire ten (10) years from the Date of Grant.

(e)                Vesting Schedule

No Option shall be exercisable and no Stock Grant shall be effective until it has vested. The vesting schedule for each Option or Stock Grant shall be specified by the Plan Administrator at the time of grant of the Option prior to the provision of services with respect to which such Option is granted; provided, that if no vesting schedule is specified at the time of grant, the Option or Stock Grant shall vest according to the following schedule:

Number of Years Following Date of Grant	Percentage of Total Option Vested
One	25%
Two	50%
Three	75%
Four	100%

The Plan Administrator may specify a vesting schedule for all or any portion of an Option or Stock Grant based on the achievement of performance objectives established in advance of the commencement by the Optionee of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of objective criteria, including but not limited to, one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Corporation’s performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Corporation as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Optionee and the Corporation by the Plan Administrator that the performance objective has been achieved.

(f)                Acceleration of Vesting

The vesting of one or more outstanding Options or unvested Stock Grants may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion.

(g)               Term of Option and unvested Stock Grants

(i)                 Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

A.                the expiration of the Option, as designated by the Plan Administrator in accordance with Section 5.1(d)

above;

B.                 the date of an Optionee’s termination of employment or contractual relationship with the Corporation or any Related Corporation for cause (as determined by the Plan Administrator, acting reasonably);

C.                 the expiration of three (3) months from the date of an Optionee’s termination of employment or contractual relationship with the Corporation or any Related Corporation for any reason whatsoever other than cause, death or Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or

D.                the expiration of one year (1) from termination of an Optionee’s employment or contractual relationship by reason of death or Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option.

(ii)               Notwithstanding Section 5.1(g)(i)

above, any vested Options which have been granted to the Holder in the Holder’s capacity as a director of the Corporation or any Related Corporation shall terminate upon the occurrence of the first of the following events:

A.                the event specified in Section 5.1(g)(i)A

above;

B.                 the event specified in Section 5.1(g)(i)D

above; and

C.                 the expiration of three (3) months from the date the Optionee ceases to serve as a director of the Corporation or Related Corporation, as the case may be.

(iii)             Upon the death of an Optionee, any vested Options held by the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the laws of descent and distribution of the Optionee’s domicile at the time of death and only until such Options terminate as provided above.

(iv)             For purposes of the Plan, unless otherwise defined in the Agreement, “Disability” shall mean medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than twelve (12) months or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee’s termination of employment or contractual relationship.

(v)               Unless accelerated in accordance with Section 5.1(f)

above, unvested Options or unvested Stock Grants shall terminate immediately upon termination of employment (or in the case of a director, when such person ceases to be a director of the Corporation or Related Corporation) of the Optionee or holder, in the case of a Stock Grant, by the Corporation for any reason whatsoever, including death or Disability.

(vi)             For purposes of this Plan, transfer of employment between or among the Corporation and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Corporation or any Related Corporation. Employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee’s re-employment rights are guaranteed by statute or by contract.

(h)               Exercise of Options

(i)                 Options shall be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. Only whole Common Shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

(ii)               Options or portions thereof may be exercised by giving written notice to the Corporation, which notice shall specify the number of Common Shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Shares so purchased, which payment shall be in the form specified in Section 5.1(i)

below. The Corporation shall not be obligated to issue, transfer or deliver a certificate representing Common Shares to the Holder of any Option, until provision has been made by the Holder, to the satisfaction of the Corporation, for the payment of the aggregate exercise price for all Common Shares for which the Option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

(i)                 Payment upon Exercise of Option

Upon the exercise of any Option, the aggregate exercise price shall be paid to the Corporation in cash or by certified or cashier’s check. In addition, if pre-approved in writing by the Plan Administrator who may arbitrarily withhold consent, the Holder may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(i)                 by delivering to the Corporation freely trading Common Shares previously held by such Holder, or by the Corporation withholding Common Shares otherwise deliverable pursuant to exercise of the Option, which Common Shares received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price to be paid by the Optionee upon such exercise; or

(ii)               by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

(j)                 No Rights as a Shareholder

A Holder shall have no rights as a shareholder with respect to any Common Shares covered by an Option or Stock Grant until such Holder becomes a record holder of such Common Shares, irrespective of whether such Holder has given notice of exercise. Subject to the provisions of Section 5.1(m)

hereof, no rights shall accrue to a Holder and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Holder becomes a record holder of the Common Shares covered by the Option, irrespective of whether such Holder has given notice of exercise.

(k)               Non-transferability of Options and Stock Grants

Options and Stock Grants granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or Stock Grant or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option or Stock Grant shall thereupon terminate and become null and void.

(l)                 Securities Regulation and Tax Withholding

(i)                 Common Shares shall not be issued with respect to an Option or Stock Grant unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such Common Shares. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Common Shares under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any Common Shares under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such Common Shares.

(ii)               As a condition to the exercise of an Option or receipt of any Stock Grant, the Plan Administrator may require the Holder to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without any then-present intention to sell or distribute such Common Shares. If necessary under Applicable Laws, the Plan Administrator may cause a stop-transfer order against such Common Shares to be placed on the stock books and records of the Corporation, and a legend indicating that the Common Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE CORPORATION HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

(iii)             The Holder shall pay to the Corporation by certified or cashier’s check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, state, local and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of Common Shares acquired upon exercise of an Option or otherwise related to an Option or Common Shares acquired in connection with an Option. Upon approval of the Plan Administrator, a Holder may satisfy such obligation by complying with one or more of the following alternatives selected by the Plan Administrator:

A.                by delivering to the Corporation freely trading Common Shares previously held by such Holder or by the Corporation withholding Common Shares otherwise deliverable pursuant to the exercise of the Option, which Common Shares received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to any withholding tax obligations arising as a result of such exercise, transfer or other disposition; or

B.                 by complying with any other payment mechanism approved by the Plan Administrator from time to time.

(iv)             The issuance, transfer or delivery of certificates representing Common Shares pursuant to the exercise of Options or Stock Grants may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Code have been met and that the Holder has paid or otherwise satisfied any withholding tax obligation as described in Section 5.1(l)(iii)

above.

(m)             Adjustments Upon Changes In Capitalization

(i)                 The aggregate number and class of shares for which Options and Stock Grants may be granted under this Plan, the number and class of shares covered by each outstanding Option and unvested Stock Grant, and the exercise price per share for any Option (but not the total price), and each such Option and each unvested Stock Grant shall all be proportionately adjusted for any increase or decrease in the number of issued Common Shares of the Corporation resulting from:

A.                a subdivision or consolidation of shares or any like capital adjustment, or

B.                 the issuance of any Common Shares, or securities exchangeable for or convertible into Common Shares, to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than the issue of Common Shares, or securities exchangeable for or convertible into Common Shares, to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of Common Shares, or securities convertible into Common Shares, in lieu of dividends paid in the ordinary course on the Common Shares).

(ii)               Upon a merger (other than a merger of the Corporation in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of common shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Corporation), liquidation of the Corporation or other such corporate event, as a result of which the shareholders of the Corporation, receive cash, shares or other property or consideration in exchange for or in connection with their Common Shares, any (i) Option hereunder shall immediately terminate, except that immediately prior to such termination, all outstanding Options shall immediately vest and the Holder shall have the right to exercise such Holder’s Option immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and to be treated as a shareholder of record for the purposes thereof and (ii) unvested Stock Grant shall immediately vest and the Holder shall be deemed to be the owner of the Common Shares subject to the previously unvested Stock Grant.

(iii)             In the event of any adjustment in the number of Common Shares covered by any Option or unvested Stock Grant, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

(iv)             All adjustments pursuant to Section 5.1(m)

shall be made by the Plan Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

(v)               The grant of an Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

6.                                          EFFECTIVE DATE; AMENDMENT; SHAREHOLDER APPROVAL

6.1                                      Options and Stock Grants may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted by the Board (the “Effective Date”).

6.2                                      Unless sooner terminated by the Board, this Plan shall terminate on the tenth anniversary of the Effective Date. No Option or Stock Grant may be granted after such termination or during any suspension of this Plan.

6.3                                      Any Options and Stock Grants granted by the Plan Administrator prior to the ratification of this Plan by the shareholders of the Corporation shall be granted subject to approval of this Plan by the holders of a majority of the Corporation's outstanding voting shares, voting either in person or by proxy at a duly held shareholders' meeting within twelve (12) months before or after the Effective Date. If such shareholder approval is not sought or not obtained, all Options granted prior thereto and thereafter shall be considered Non-Qualified Stock Options and any Options granted to Covered Employees will not be eligible for the exclusion set forth in Section 162(m) of the Code with respect to the deductibility by the Corporation of certain compensation.

7.                                          NO OBLIGATIONS TO EXERCISE OPTION

7.1                                      The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

8.                                          NO RIGHT TO OPTIONS OR TO EMPLOYMENT

8.1                                      Whether or not any Options or Stock Grants are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option or Stock Grants shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with an Optionee or holder of any unvested Stock Grant for any length of time, nor shall it interfere in any way with the Corporation’s or, where applicable, a Related Corporation’s right to terminate Optionee’s employment at any time, which right is hereby reserved.

9.                                          APPLICATION OF FUNDS

9.1                                      The proceeds received by the Corporation from the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

10.                                      INDEMNIFICATION OF PLAN ADMINISTRATOR

10.1                                  In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys’ fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option or Stock Grants granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11.                                      amendment of plan

11.1                                  The Plan Administrator may, at any time, modify, amend or terminate this Plan or modify or amend Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with the Applicable Laws. The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Corporation to comply with or to avail the Corporation and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirements.

Effective Date: September 2, 2011